Exhibit 99.(h)(10)(i)

Addendum to Transfer Agent Interactive Client Services Agreement Dated

August 1, 2005

Between

ALPS Mutual Funds Services, Inc.,

CornerCap Group of Funds, and

CornerCap Investment Counsel, Inc.

THIS ADDENDUM is made as of September 1, 2006, by and between ALPS Mutual Funds Services, Inc. (“ALPS”), CornerCap Group of Funds (“Fund”) and CornerCap Investment Counsel, Inc. (“CornerCap”).

WHEREAS, ALPS, the Fund and CornerCap have entered into a Transfer Agent Interactive Client Services Agreement (the “Agreement”) dated August 1, 2005;

WHEREAS, effective September 1, 2006, ALPS Mutual Funds Services, Inc. will change its name to ALPS Fund Services, Inc.

WHEREAS, in light of the foregoing, ALPS, the Fund and CornerCap wish to modify the provisions of the Agreement to reflect the change in the name of ALPS Mutual Funds Services, Inc., to ALPS Fund Services, Inc.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                       ALPS Fund Services, Inc.  All references to “ALPS Mutual Funds Services, Inc.” within the Agreement shall be deleted and replaced with references to “ALPS Fund Services, Inc.”

2.                                       Remainder of the Agreement.  All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Fund Services, Inc.		CornerCap Group of Funds

By:	/s/ Jeremy O. May	By:	/s/ Thomas E. Quinn
Name:	Jeremy O. May	Name: Thomas E. Quinn
Title:	Managing Director Operations and Client Service	Title: President

CornerCap Investment Counsel, Inc.

By:	/s/ Thomas E. Quinn
Name: Thomas E. Quinn
Title: CEO, CIO